Saba Capital Income & Opportunities Fund N -2/A

Exhibit (l)

90 Park Avenue

New York, NY 10016-1387

212-210-9400 | Fax: 212-210-9444

George Silfen	Direct Dial: 212-905-9106	Email: George.Silfen@alston.com

September 18, 2025

Saba Capital Income & Opportunities Fund

405 Lexington Avenue, 58th Floor

New York, NY 10174

Re:         Opinion of Counsel regarding Saba Capital Income & Opportunities Fund’s Registration Statement Filed on Form N-2 under the Securities Act of 1933 (File Nos. 333-288532; 811-05410)

We have acted as counsel to Saba Capital Income & Opportunities Fund, a Massachusetts business trust (the “Fund”), in connection with the filing of the Fund’s Registration Statement, and an amendment thereto (together, the “Registration Statement”) with the U.S. Securities and Exchange Commission (“SEC”) pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “1933 Act”), registering 15,000,000 common shares of beneficial interest (“Shares”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering that opinion, we have examined the Registration Statement, the Declaration of Trust, dated December 4, 1987, as amended on August 7, 1989, March 27, 1996, November 11, 1998, October 24, 2000, October 30, 2000, February 9, 2001, February 28, 2002, June 28, 2010, July 11, 2012, April 15, 2014 and May 21, 2021 (the “Declaration of Trust”) on file in the office of the Secretary of the Commonwealth of Massachusetts, the Fund’s Bylaws, the actions of the Trustees of the Fund that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the following: the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to authentic originals of all documents submitted to us as copies, the truth, accuracy and completeness of all statements regarding matters of fact set forth in all documents submitted to us, and the valid existence of the Fund in good standing under the laws of its jurisdiction of formation. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents.

For purposes of this opinion letter, we have assumed that all Shares will be offered and sold on the terms, and that the Fund will receive for the sale of such Shares the consideration, set forth in the Registration Statement as in effect at the time of such sale, and that such consideration will be in each case at least equal to the applicable net asset value per Share. In addition, we have assumed that any and all conditions established by resolution of the Trustees of the Fund to the authorization or issuance of the Shares will have been satisfied in full prior to, and in respect of, such issuance. We also assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

Alston & Bird LLP	www.alston.com

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Saba Capital Income & Opportunities Fund

September 18, 2025

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the Commonwealth of Massachusetts. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that:

1.       The Shares of the Fund to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund.

2.       When issued and paid for upon the terms provided in the Registration Statement, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and all other laws relating to the sale of securities, the Shares of the Funds to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust provides that shareholders shall not be subject to any personal liability for the acts or obligations of the Fund, and also requires that every note, bond, contract, instrument, certificate or undertaking made or issued on behalf of the Fund by the trustees or any trustee, by any officer or officers or otherwise shall give notice to the effect that the obligations of such instrument are not binding on shareholders. The Declaration of Trust provides that in case any shareholder or former shareholder shall be held to be personally liable solely by reason of his or her being or having been a shareholder of the Fund or of a particular series and not because of his or her acts or omissions or for some other reason, the shareholder or former shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled out of the assets of the series of which he or she is a shareholder or former shareholder to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk of a shareholder of a series of the Fund incurring financial loss on account of such shareholder liability should be limited to circumstances in which the series itself would be unable to meet its obligations.

Saba Capital Income & Opportunities Fund

September 18, 2025

This opinion letter is rendered solely for your use in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion letter with the SEC in connection with the Registration Statement.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ George Silfen
George Silfen, A Partner